UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
LOOPNET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 1, 2010

Dear Stockholder:

I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of LoopNet, Inc. to be held on Tuesday, May 11, 2010 at 185 Berry Street, San Francisco, California 94107.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2010 annual meeting, I hope you will vote as soon as possible. You may vote over the Internet or, if you receive your proxy materials by U.S. mail, also by mailing a proxy card or voting by telephone, or in person at the annual meeting. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in LoopNet. We look forward to seeing you at our annual meeting.

Sincerely,

Richard J. Boyle, Jr.
Chief Executive Officer, and Chairman
of the Board of Directors

San Francisco, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save LoopNet the extra expense associated with additional solicitation. Voting your shares over the Internet or otherwise will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

LOOPNET, INC.

185 Berry Street, Suite 4000
San Francisco, CA 94107
Tel: (415) 243-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

DATE	Tuesday, May 11, 2010
TIME	9:00 a.m., Pacific Daylight Time
PLACE	185 Berry Street, San Francisco, CA 94107
ITEMS OF BUSINESS	1. To elect two Class I directors to serve on the Board of Directors, each to serve until the 2013 Annual Meeting of Stockholders or until his successor is duly elected and qualified.
2. To ratify Ernst & Young LLP as our independent registered public accounting firm for 2010.
3. To consider any other business as may properly come before the 2010 Annual Meeting or at any adjournment or postponement of the 2010 Annual Meeting.
In addition, holders of our Series A Convertible Preferred Stock will vote to elect one director.
RECORD DATE	You are entitled to vote at the 2010 Annual Meeting if you were a stockholder of record at the close of business on Monday, March 22, 2010.
VOTING	Please vote your shares as soon as possible so that your shares can be voted at the 2010 Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions provided on the Notice or, if you receive our proxy materials by U.S. mail, on the proxy card.

April 1, 2010	By Order of the Board of Directors,

Brent Stumme
Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 1, 2010, we mailed to stockholders on the record date a Notice Regarding the Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2009 Annual Report on Form 10-K (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice.

i.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2010 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of LoopNet, Inc., a Delaware corporation (“we,” “us,” “LoopNet” or the “Company”), is soliciting your proxy in connection with LoopNet’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will take place at 9:00 a.m. Pacific Daylight Time on Tuesday, May 11, 2010 at 185 Berry Street, San Francisco, California 94107. You are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information.

Q:	What am I voting on?

A:	We are asking all stockholders to vote on the following items:

(1) The election of two directors to serve for a three-year term; and

(2) The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

In addition, the holders of our Series A Convertible Preferred Stock (“Series A”) will vote to elect one director.

Q:	What are the voting recommendations?

A:	The Board recommends a vote FOR the election of each of the director nominees and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders who owned our common stock and our Series A of record on March 22, 2010 (the “Record Date”) can vote at the Annual Meeting. As of that date, there were 34,383,813 shares of our common stock and 50,000 shares of our Series A issued and outstanding. Each share of common stock is entitled to one vote and each share of Series A is entitled to approximately 148.81 votes (the equivalent of 7,440,476 shares of our common stock). Shares of common stock and Series A vote together as a single class on all matters other than the election of the Series A director, as to which only Series A can vote.

Q:	How do I vote?

A:	There are four ways a stockholder of record can vote:

(1) By Internet: You vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on your proxy card.

(3) By Mail: If you receive your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4) In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet by stockholders of record must be received by 1:00 a.m. Pacific Daylight Time on May 11, 2010. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, please follow their instructions.

Q:	Can I change my vote?

A:	If a stockholder of record, you may revoke your proxy and change your vote before the applicable voting deadlines by notifying our Secretary in writing, or returning a later-dated proxy card or by voting again using the Internet or telephone (your latest Internet or telephone proxy is the one that will be counted). You may also revoke your proxy and change your vote by voting in person at the meeting.

If you hold your shares through a broker, bank or other nominee, you may revoke any prior instructions by contacting that firm.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

LoopNet, Inc.
Attn: Secretary
185 Berry Street, Suite 4000
San Francisco, CA 94107
(415) 243-4200

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of Computershare Trust Company, N.A., our transfer agent.

Q:	How many shares must be present to hold the Annual Meeting?

A:	To hold the Annual Meeting and conduct business, a majority of shares entitled to vote at the meeting must be present in person or by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either (1) is present and votes in person at the meeting, or (2) has properly submitted a proxy card or voted by telephone or Internet.

Both abstentions and broker non-votes are counted for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder and the broker lacks discretionary voting power to vote the shares.

Q:	What vote is required to approve each proposal?

A:	Election of directors will be determined by a plurality of the votes of the shares present in person or by proxy, so the two nominees who receive the highest numbers of votes for election will be elected, even if that does not represent a majority. The ratification of our independent registered public accounting firm will be approved if a majority of the votes present in person or by proxy are cast affirmatively.

Q:	How are votes counted?

A:	You may vote either FOR each director nominee or WITHHOLD your vote from any one nominee. You may vote FOR or AGAINST or ABSTAIN from voting on the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm. If you abstain from voting on this proposal, it will have the same effect as a vote AGAINST the proposal. Broker non-votes will not count as votes cast with respect to the matter as to which the broker has expressly not voted.

Q:	What will the persons named as proxyholders do with my instructions?

A:	If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors) or “For,” “Against” or “Abstain” (for Proposal No. 2)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the persons named as proxyholders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the Record Date can attend. If you wish to vote your shares at the 2010 Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2010 Annual Meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2010 Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxyholders will vote your proxy for such other candidate or candidates who may be nominated by the Board.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the 2010 Annual Meeting and disclose final results in a Form 8-K to be filed with the Securities and Exchange Commission within four business days thereafter.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We are paying for the distribution and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Terms of Directors

We have a classified Board of Directors, with two Class I directors, two Class II directors, and two Class III directors serving staggered three-year terms. In addition, one director is elected by the holders of our Series A on an annual basis (the “Series A director”), at their discretion, pursuant to the Certificate of Designations for the Series A Convertible Preferred Stock and the agreements related to the Company’s 2009 private placement of the Series A. However, the Series A director is not a member of a class of directors on our Board of Directors.

Director Qualifications

Our Corporate Governance and Nominating Committee is charged with identifying and evaluating individuals qualified to serve as members of the Board of Directors and recommending to the full Board of Directors nominees for election as directors. We seek directors with established professional reputations and experience in areas relevant to the strategy and operations of the Company. Although our Board has staggered terms, we seek a Board that collectively has a diversity of skills and experience in areas that are relevant to our business and activities, including operations, finance, marketing and sales. Set forth in the table that follows this section is information as of the date of this proxy statement about each nominee and each director that will continue in office. The information presented includes information each director has given us about his age, all the positions he holds, his principal occupation and business experience for at least the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during at least the past five years and the experiences, qualifications, attributes or that caused our Corporate Governance and Nominating Committee to determine the person should serve as a director of the Company. In addition to information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen, analytical skill, the willingness to engage management and each other in a constructive and collaborative fashion and ability to exercise sound judgment. Finally we value their commitment to service on our Board and their significant experience on other company boards of directors and board committees. Each of the directors, other than Mr. Boyle, our Chief Executive Officer, is also independent of the Company and management, as described under “Board Independence” below.

Election of Two Class I Directors

At the recommendation of our Corporate Governance and Nominating Committee, the Board of Directors has nominated Mr. William Byrnes and Mr. Thomas E. Unterman for election by the stockholders as Class I directors. Messrs. Byrnes and Unterman currently serve as Class I directors with terms of office expiring at the Annual Meeting. If elected, the two nominees will serve as directors until our 2013 annual meeting or until their successors are duly elected and qualified. If either of the nominees declines to serve, proxies may be voted for a substitute nominee. We are not aware of any reason that either of the nominees would be unable or unwilling to serve.

As long as a quorum is present, the two nominees for Class I directors receiving the highest number of votes “FOR” will be elected as the Class I directors.

The Board of Directors recommends a vote “FOR” the election of William Byrnes and Thomas E. Unterman as Class I directors.

Election of Series A Director

The holders of the Series A will also elect the Series A director at the Annual Meeting. It is expected, but not required, that Mr. Farrell will be re-elected in such capacity.

NOMINEES AND CONTINUING DIRECTORS

The following sets forth certain information concerning our directors, including the nominees for election at the Annual Meeting, our continuing directors and the Series A director.

Name	Age	Position with the Company	Director Since

Class I Director Nominees:
William Byrnes(1)	59	Director	2006
Thomas E. Unterman(2)	65	Director	2001
Class II Director Whose Term
Expires at 2011 Annual Meeting
Dennis Chookaszian(1,3)	66	Director	2006
Noel J. Fenton(2,3)	71	Director	1998
Class III Director Whose Term
Expires at 2012 Annual Meeting
Richard J. Boyle, Jr.	44	CEO and Chairman of the Board	2001
Scott Ingraham(1)	56	Director	2006
Series A Director
James T. Farrell(2,3)	45	Director	2009

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

William Byrnes has been a private investor since January 2001 and has served as our director since July 2006. In September 2006 he founded, and is the Managing Member of, Wolverine Partners LLC, which operates MutualDecision.com, a mutual fund information website. Mr. Byrnes was a co-founder, and served as chairman, of Pulpfree, d/b/a/ BuzzMetrics, a consumer-generated media research and marketing firm, from June 1999 until September 2005. Mr. Byrnes is a member of the board of directors of publicly-held CapitalSource Inc., a commercial lender operating principally through its subsidiary CapitalSource Bank. During the past five years he has also served as a director of Sizeler Property Investors, a real estate trust owning retail and multi-family properties, and La Quinta Corporation, a lodging company. Prior to such time, Mr. Byrnes spent 17 years at Alex. Brown & Sons, most recently as a managing director and head of the investment banking financial services group. He holds a B.S.B.A. from Georgetown University, an M.B.A. from the University of Michigan and a J.D. from Georgetown University Law Center. Mr. Byrnes is also a Chartered Financial Analyst. We believe Mr. Byrnes’s qualifications to sit on our Board include his previous investment banking experience, his experience in the real estate, financial and commercial lending industries, his prior operating experience as a founder and officer of three companies and his service on the boards of directors of several other public and private companies.

Thomas E. Unterman is the Founder and Managing Partner of Rustic Canyon Partners, a sponsor of venture capital and private investment funds. He has served as our director since January 2001. From 1992 to 1999, he served in several executive positions at The Times Mirror Company, most recently as Executive Vice President and Chief Financial Officer. He also serves as a director of several private companies and community organizations. Mr. Unterman holds a B.A. from Princeton University and a J.D. from the University of Chicago. We believe Mr. Unterman’s qualifications to sit on our Board include his substantial legal and business expertise, including his previous operating experience as a chief financial officer, his experience as a corporate lawyer, his service on the board of directors of other companies in which his venture capital and investment funds have invested and his extensive knowledge of us gained from his firm’s early stage investment in the Company and his years of service as a director of our Company.

Dennis Chookaszian has served as our director since July 2006. He is currently Chairman of the Financial Accounting Standards Advisory Council (“FASAC”) which provides guidance to the FASB on accounting matters. He has served as an independent advisor and board member for various non-profit and for-profit organizations since February 2001. Prior to such time, Mr. Chookaszian was the chairman and chief executive officer of CNA Insurance Companies, a global insurance company. He is a director of publicly-held

Career Education Corp, a post secondary educational services provider, of the CME Group, Inc., a financial services company, and of Insweb, an Internet insurance provider. Mr. Chookaszian holds a B.S. in Chemical Engineering from Northwestern University, an M.B.A. from the University of Chicago and a M.Sc. from the London School of Economics. He is also a Certified Public Accountant and a Chartered Property Casualty Underwriter. We believe Mr. Chookaszian’s qualifications to sit on our Board include his experience on nine other public company boards and 50 private company boards throughout his career and as chief executive officer of a major company and his expertise in accounting. We believe that Mr. Chookaszian’s significant financial and accounting expertise, along with his wide range of business experience as a chief executive officer, and his significant public company board expertise, give him the qualifications and skills to sit on our Board.

Noel J. Fenton co-founded Trinity Ventures in 1986, a venture capital firm of which he is a general partner, and has served as our director since 1998. He also serves as a director of several private companies. Mr. Fenton holds a B.S. from Cornell University and an M.B.A. from the Stanford University Graduate School of Business. Prior to co-founding Trinity Ventures, he was a co-founder of three successful technology start-ups and CEO of two of them. Mr. Fenton is actively involved in the World’s Presidents’ Organization and is a past Chairman of the Northern California Chapter of the Young Presidents’ Organization and a past chairman of the American Electronic Association. Trinity Ventures made an initial investment in the Company’s predecessor in 1998, and Mr. Fenton joined the Board at that time. We believe Mr. Fenton’s qualifications to sit on our Board include his previous operating experience as a CEO, his service on the board of directors of close to 30 companies in which his venture capital firm had invested and, as one of our early stage investors, his extensive knowledge of our Company and the online marketplace and real estate industries. Mr. Fenton has over 12 years of service as a director of our Company and also serves as our lead independent director.

Richard J. Boyle, Jr. has served as our Chief Executive Officer and our director since July 2001, and Chairman of the Board of Directors since February 2006. Mr. Boyle also served as our President from July 2001 through January 2008. Prior to being named our President, Chief Executive Officer and a director, Mr. Boyle was Vice President of LoopNet in charge of product and technology development and operations from December 1999 to July 2001. Prior to joining LoopNet, Mr. Boyle was Senior Vice President of Products & Technology at Risk Management Solutions. Mr. Boyle holds a B.S. in Electrical Engineering from Stanford University. As described below under “Board Leadership Structure,” we believe our Chief Executive Officer should be a member of our Board and in fact our Chairman.

Scott Ingraham has served as our director since July 2006. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com, an Internet residential real estate listing site, from 1999 until its acquisition by eBay in February 2005. Prior to founding Rent.com, Mr. Ingraham was the CEO, president and co-founder of Oasis Residential, a NYSE-traded apartment REIT which merged into Camden Property Trust in 1998. Mr. Ingraham is on the Board of Trust Managers of Camden Property Trust, a real estate investment trust focused on the development and ownership of apartment properties. Mr. Ingraham also serves as a director of Kilroy Realty Corporation, a publicly-held real estate investment trust focused on the development and ownership of office and industrial properties. Mr. Ingraham graduated from the University of Texas at Austin with a BBA in Finance. We believe Mr. Ingraham’s qualifications to sit on our Board include his substantial financial and business expertise as the chief executive officer of several companies in the real estate industry and his significant board experience serving on boards of other public companies.

James T. Farrell is a Managing Partner at Calera Capital, a private equity firm. He has served as our Series A director since April 2009 and was appointed to the Board in connection with the Company’s 2009 private placement of the Series A in which entities affiliated with Calera Capital were the lead investors. Mr. Farrell has served in various capacities with Calera Capital and its predecessor, Fremont Partners, since 1991. Mr. Farrell also serves as Chairman of the board of directors of Modular Space Corporation, a privately-held lessor of modular assets, and as a director of Rock-It Cargo, a privately-held specialty logistics company. He was previously a director of Kinetic Concepts, Inc., a publicly-held international healthcare services and medical devices company, of Coldwell Banker Corporation, a nationwide residential real estate services company and of Tapco International Corporation, a specialty building products company. Mr. Farrell holds an

A.B. from Princeton University and an M.B.A. from Harvard Business School. Mr. Farrell is the Series A director, elected by the Series A investors. We believe that Mr. Farrell’s significant financial and investing expertise as a private equity investor, along with his private and public company board expertise in the real estate industry, give him the qualifications and skills to sit on our Board.

CORPORATE GOVERNANCE

Board Meetings

The Board of Directors held nine meetings during 2009. Each director attended 95% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees of the Board of Directors on which such member served, during the period of such member’s service at LoopNet. The Board of Directors encourages all directors to attend annual meetings of the stockholders of LoopNet. All of our current directors attended the 2009 Annual Meeting. The Board of Directors holds regularly scheduled executive sessions with only non-employee directors present. Such meetings generally occur on at least a quarterly basis.

Board Leadership Structure

Our Board of Directors believes that Mr. Boyle’s service as both chairman of the Board of Directors and Chief Executive Officer is in our best interests and in the best interests of our stockholders. Mr. Boyle possesses extensive and in-depth knowledge of our business, and the specific issues, opportunities and challenges that we face. As a result, he is best positioned to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters facing the Company. Further, as Chairman and Chief Executive Officer, Mr. Boyle provides us with a single voice to present a clear and consistent message and strategy to our stockholders, employees and customers. Each of our directors other than Mr. Boyle is independent and the Board believes that the independent directors provide effective oversight of management.

Although our Board of Directors believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in our current circumstances, our corporate governance guidelines do not establish this approach as a policy, but as a matter for consideration and determination by our Board of Directors. Our corporate governance guidelines provide that if our Chairman also serves as Chief Executive Officer, or is not otherwise an independent director, the Board of Directors will designate an independent director to act as lead independent director. The lead independent director is responsible for coordinating the activities of the independent directors and has the authority to call meetings of the independent directors. His specific responsibilities include (i) consulting with the Chairman on an appropriate schedule of Board meetings; (ii) providing the Chairman with input on Board meeting agendas; (iii) consulting with the Chairman on the flow of information from management to the directors; (iv) consulting with the Chairman on retention of any consultants who report directly to the Board; (v) coordinating and moderating the executive sessions of the Board’s independent directors; (vi) serving as the principal liaison between our independent directors and our Chairman and Chief Executive Officer; and (vii) being available to consult with major stockholders as applicable. Our Board of Directors has designated Noel Fenton as our lead independent director. As a partner of Trinity Ventures, one of our earliest investors, Mr. Fenton has historically taken an active leadership role on our Board of Directors and has gained extensive knowledge our business and history.

Board Committees

The Board of Directors has three standing Committees:  (1) the Audit Committee, (2) the Compensation Committee and (3) the Corporate Governance and Nominating Committee. The membership and a summary of the functions of each committee are described below. Each of the committees has a written charter that sets forth the committee’s duties in more detail. These charters are available on our website at www.loopnet.com under “About Us / Investor Relations / Corporate Governance.” The Company’s web site address provided above is not intended to function as a hyperlink, and the information on the Company’s web site is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Audit Committee

Our Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements and the effectiveness of the Company’s internal control over financial reporting. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, and (3) the compliance by the Company with legal and regulatory requirements. Our management has primary responsibility for the financial statements and reporting process, including systems of internal controls. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

Our Audit Committee discusses with our independent auditor the planning and staffing for its audits. Our Audit Committee meets with the independent auditors, with and without management present, to discuss the results of its examinations, significant financial reporting issues and judgments made in connection with the preparation of our financial statements and any issues as to the adequacy of our internal controls. In addition to reviewing the annual audited financial statements, the Audit Committee reviews and discusses the interim financial statements with management and the independent auditor. The Audit Committee is also charged with establishing procedures for complaints received regarding accounting, internal accounting controls or auditing matters, oversees compliance with our Code of Business Conduct and Ethics, and approves all related party transactions. As described above, the Audit Committee oversees, on behalf of the Board, our principal risk exposures and our mitigation efforts. In doing so, it is charged with discussing with management these risk exposures and the steps management has taken to monitor and control such exposures, include our risk assessment and risk management policies.

During 2009, our Audit Committee met eight times.  Our Audit Committee currently consists of Mr. Byrnes, as Chairman, Mr. Chookaszian and Mr. Ingraham. Our Board has determined that each of the members of our Audit Committee qualifies as independent under the Nasdaq standards and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has also determined that Messrs. Byrnes, Chookaszian and Ingraham are each “audit committee financial experts” as such term is defined by the Securities and Exchange Commission.

Compensation Committee

Our Compensation Committee reviews, discusses with the full Board, and establishes the amount and form of compensation paid to the Company’s executive officers, including the Chief Executive Officer. The Compensation Committee is also responsible for reviewing our compensation practices and policies to assess their adequacy in promoting our long-term interests and those of our stockholders and to assess whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee is further charged with receiving periodic reports on the Company’s general compensation policies and practices as they affect all non-officer employees and has the authority to administer plans and arrangements established (or to delegate its authority on such matters with regard to non-officer employees to officers and other appropriate Company supervisory personnel). In addition, the Compensation Committee administers our equity compensation plans and has the authority to make the awards under those plans. The Compensation Committee may delegate its authority to a subcommittee of the Compensation Committee. Additionally, within certain limitations, the Compensation Committee may delegate to one or more officers of the Company the authority to grant stock options and other stock awards to employees of the Company.

During 2009, our Compensation Committee met four times. Our Compensation Committee currently consists of Mr. Unterman, as Chairman, Mr. Farrell and Mr. Fenton. The Board has determined that each of the members of our Compensation Committee qualifies as independent under the Nasdaq standards. Each also satisfies the requirements to be a “non-employee director” under the Exchange Act and an “outside director” for purposes of Section 162(m) under the Internal Revenue Code.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee assists the Board by identifying prospective director nominees, developing and recommending to the Board governance principles applicable to the Company, providing oversight with respect to corporate governance and overseeing the periodic evaluations of the Board.

During 2009, our Corporate Governance and Nominating Committee met two times. Our Corporate Governance and Nominating Committee currently consists of Mr. Fenton, as Chairman, Mr. Chookaszian and Mr. Farrell. Our Board has determined that each of the members of our Corporate Governance and Nominating Committee qualifies as independent under the Nasdaq standards.

Board Independence

Our Board of Directors has adopted standards concerning director independence which meet the published listing requirements of the Nasdaq Stock Market and, with respect to the Audit Committee, the rules promulgated under the Exchange Act. The Nasdaq requirements have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•     is an employee of the company; or

•	is a partner in, or an executive officer of, an entity to which a company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established under the Exchange Act providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the company other than their director compensation.

The Company’s officers, Corporate Governance and Nominating Committee and Board of Directors, along with its outside legal counsel, are involved in the process for determining the independence of acting directors and director nominees. The Company solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return. In addition to reviewing information provided in the questionnaire, the executive officers and directors are asked on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee has or will have a direct or indirect material interest. The Company and its outside legal counsel share their findings with the Corporate Governance and Nominating Committee and the Board of Directors and any information regarding the director or director nominee that suggest that such individual is not independent. The Board of Directors discusses any relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K, as well as any transactions, relationships, arrangements or other business relationships not required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director.

Based on the review described above, the Board of Directors affirmatively determined that:

•	All of the non-management directors of the Company, which represent a majority of the directors, are independent under the Nasdaq standard. The independent directors are: William Byrnes, Thomas E. Unterman, Noel J. Fenton, Dennis Chookaszian, Scott Ingraham, and James T. Farrell.

•	Richard J. Boyle, Jr. is not independent by virtue of his position as Chief Executive Officer of the Company.

•	All members of the Audit, Compensation and Corporate Governance and Nominating Committees qualify as independent under the applicable requirements, including in the case of Audit Committee members, the additional requirements included in the Exchange Act rules.

There were no transactions, relationships or arrangements not disclosed as related person transactions that were considered by the Board of Directors in determining that the applicable independence standards were met by each of the directors.

Director Nominations

We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek nomination and appointment of candidates with excellent decision-making ability, business experience, relevant expertise, industry experience, personal integrity and reputation. It is charged with reviewing with the Board on an annual basis, the independence, specific experience, qualifications, attributes and skills of Board members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors in the class subject to election for re-election. This review includes considerations of the diversity of the members’ skills and experience in areas that are relevant to the Company’s business and activities, including operations, finance, marketing and sales, in the context of the needs of the Board. The Corporate Governance and Nominating Committee may also consider other factors such as issues of character, judgment, independence, age, length of service and other commitments. The Corporate Governance and Nominating Committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as such term is defined by the Securities and Exchange Commission, and that a majority of the members of the Board of Directors qualify as independent directors under the Nasdaq standards. As described above, the Corporate Governance and Nominating Committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors.

Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if the Corporate Governance and Nominating Committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, the Corporate Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above, and may recommend a reduction in the size of the Board until a new nominee is identified. Members of the Corporate Governance and Nominating Committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of the Corporate Governance and Nominating Committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee will evaluate any director candidates recommended by our stockholders in the same manner as it reviews all other recommendations.

The Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, as previously described, the Audit Committee is charged with mitigation efforts regarding risks and discussing with management the steps it has taken to monitor and control exposures, including our risk assessment and risk management policies. As part of its charter, the Compensation

Committee is charged with reviewing the Company’s compensation policies and practices to assess their adequacy in promoting the long-term interests of the Company and its stockholders and to further assess whether such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Communications with Directors

Stockholders may contact our Board of Directors, any Committee thereof, or any director in particular, by writing to them, c/o LoopNet, Inc., 185 Berry Street, Suite 4000, San Francisco, CA 94107, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management. Unaddressed comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to the Chair of the Audit Committee. Unaddressed comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Chair of the Corporate Governance and Nominating Committee.

Compensation of Directors

We award our non-employee directors an option to purchase 25,200 shares of our common stock upon first becoming a director and an option to purchase 10,500 shares of our common stock annually thereafter. Non-employee directors also are paid an annual cash retainer of $20,000 for serving on the Board of Directors, an additional annual cash retainer of $10,000 for serving as the chair of our Audit Committee and $5,000 for serving as the chair of each of our Compensation and Corporate Governance and Nominating committees. Non-employee directors also are entitled to meeting fees ranging from $500 to $2,000 for Board and committee meetings depending on the day held and whether they are in person or telephonic meetings. Directors who are employees of LoopNet, such as Mr. Boyle, do not receive any additional compensation for their services as directors. Mr. Boyle’s compensation is included in the Summary Compensation Table rather than the Director Compensation Table below.

The following table provides compensation information for our non-employee directors for 2009:

	Fees Earned or Paid	Option Awards	Total
Name	In Cash ($)	($)(1)(2)	($)

William Byrnes	43,500.00	34,725.60	78,225.60
Dennis Chookaszian	33,500.00	34,725.60	68,225.60
James T. Farrell	21,785.71	85,758.12	107,543.83
Noel Fenton	37,500.00	34,725.60	72,225.60
Scott Ingraham	33,500.00	34,725.60	68,225.60
Thomas E. Unterman	37,000.00	34,725.60	71,725.60

(1)	These amounts reflect the grant date fair value of each option award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Information regarding the valuation assumptions used in the calculation of this amount are described in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 contained in the Company’s 2009 Annual Report on Form 10-K.

(2)	Each of our non-employee directors, with the exception of Mr. Farrell received an annual stock option grant to purchase 10,500 shares of our common stock in May 2009. Each option has an exercise price of $8.07 per share which was equal to the closing price on the date of grant and the option becomes exercisable as to 100% of the shares subject to the award on the earlier of (i) the one year anniversary of the date of the grant of the award and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date. Mr. Farrell received an stock option grant to purchase 25,200 shares of our common stock on April 14, 2009, the date he joined our Board. The option has an exercise price of $7.84 per share which was equal to the closing price on the date of grant and becomes exercisable in three equal installments on April 14, 2010, 2011 and 2012, subject to his continued service to the Company through the vesting date. Pursuant to an agreement between Mr. Farrell and Calera Capital Advisors, L.P., Mr. Farrell has ceded all beneficial ownership over these options to Calera Capital Advisors, L.P., except to the extent of his pecuniary interest as a partner in Calera Capital. Our non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2009: William Byrnes – 56,700 shares; Dennis Chookaszian – 56,700 shares; James T. Farrell – 25,200 shares; Noel Fenton (held in the name of Trinity Ventures) – 31,500 shares; Scott Ingraham – 56,700 shares; and Thomas E. Unterman – 31,500 shares.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

Our Audit Committee has selected E&Y as our independent registered public accounting firm for fiscal year 2010. E&Y has served as our independent registered public accounting firm since 2001. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The approximate fees billed to us by E&Y for services rendered with respect to fiscal years 2008 and 2009 were as follows:

	2008	2009

Audit Fees(1)	$378,777	$371,906
Audit-Related Fees(2)	—	—
Tax Fees(3)	10,000	14,500
All Other Fees(4)	—	—

Total	$388,777	$386,406

(1)	Consist of fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and various accounting matters. E&Y performed no such services for the Company in 2008 or 2009.

(3)	Consist of fees for professional services provided with respect to tax compliance, tax advice and tax planning.

(4)	Consist of fees for products and services other than the services reported above. E&Y performed no such services for the Company in 2008 or 2009.

The Audit Committee pre-approved the services of Ernst & Young with respect to the Company’s financial statements and other quarterly reviews and related SEC compliance services for 2009.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees up to a maximum of $50,000, provided that the Chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of the Company’s common stock as of March 22, 2010 or any indicated earlier date for information based on filings with the Securities and Exchange Commission (“SEC”) by (a) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the common stock, (b) each director and nominee for director of the Company, (c) the Company’s Chief Executive Officer, Chief Financial Officer and each other executive officer named in the Summary Compensation Table appearing later in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Amount and
	Nature of	Percent of
	Beneficial	Class
Name and Address of Beneficial Owner(1)	Ownership (#)	(%)(2)

5% Stockholders:
Calera Capital Management IV, Inc.(3)	5,208,332	13.2
Saints Rustic Canyon, L.P.(4)	3,602,616	10.4
SMALLCAP World Fund, Inc.(5)	2,444,035	7.1
Directors and Executive Officers:
Richard J. Boyle, Jr.(6)	1,571,876	4.5
Thomas P. Byrne(7)	720,471	2.1
Brent Stumme(8)	556,287	1.6
Jason Greenman(9)	570,427	1.7
Wayne Warthen(10)	564,511	1.6
William Byrnes(11)	71,700	*
Dennis Chookaszian(12)	56,700	*
James T. Farrell(13)	5,216,732	13.2
Noel Fenton(14)	1,550,657	4.3
Scott Ingraham(15)	60,300	*
Thomas E. Unterman(16)	4,006,139	11.4
All directors and executive officers as a group (eleven persons)	14,945,799	34.3

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o 185 Berry Street, Suite 4000, San Francisco, CA 94107.

(2)	Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 22, 2010. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. None of the shares shown as beneficially owned on this table are subject to pledge. Pursuant to the rules and regulations of the SEC, any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. The following table assumes that the shares of Series A owned by each of Calera Capital Management IV, Inc. and its affiliates (“Calera”), and Saints Rustic Canyon, L.P. and its affiliates (“Rustic Canyon”), and Trinity Ventures IX, L.P. and its affiliates have been converted into shares of common stock for purposes of calculating beneficial ownership as applicable.

(3)	Based on a Schedule 13D filed with the SEC on April 24, 2009; all such shares represent shares of common stock issuable on conversion of Series A beneficially owned by the reporting persons. Calera Capital Management IV, Inc. has shared voting and dispositive power with respect to all of the shares. According to the Schedule 13D, Calera Capital Investors IV, L.P. beneficially owns and shares voting and dispositive power with respect to all of the shares, Calera Capital Partners IV, L.P. beneficially owns and shares voting and dispositive power with respect to 5,029,166 shares and Calera Capital Partners IV Side-by-Side, L.P. beneficially owns and shares voting and dispositive power with respect to 179,166 shares. The address of each entity is c/o Calera Capital, 580 California Street, Suite 2200, San Francisco, CA 94104.

(4)	Based on an amendment to a Schedule 13G filed with the SEC on April 16, 2009; consists of 3,230,593 shares of common stock and 372,023 shares of common stock issuable upon conversion of Series A beneficially owned by the reporting persons. Saints Rustic Canyon, L.P. has shared voting and dispositive power with respect to all of the shares. According to the amendment, Saints Rustic Canyon, LLC beneficially owns and shares voting and dispositive power with respect to all of the shares. The address of each entity is 475 Sansome Street, Suite 1850, San Francisco, CA 94111.

(5)	Based on information reported on a Schedule 13G filed with the SEC on February 12, 2010. SMALLCAP World Fund, Inc. has shared voting power with respect to all of the shares. The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(6)	Includes (i) 945,324 shares held by a trust of which Richard J. Boyle, Jr. is a trustee and as to which he shares voting and dispositive power, (ii) 133,638 shares held directly by Richard J. Boyle, Jr., and (iii) 492,914 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010.

(7)	Includes (i) 281,068 shares held directly by Thomas P. Byrne and (ii) 439,403 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010.

(8)	Includes (i) 113,732 shares held directly by Brent Stumme, (ii) 248,124 shares held by a trust of which Brent Stumme is a trustee and as to which he shares voting and dispositive power, and (iii) 194,431 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010.

(9)	Includes (i) 397,424 shares held directly by Jason Greenman and (ii) 173,003 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010.

(10)	Includes (i) 173,019 shares held directly by Wayne Warthen, (ii) 228,862 shares held by a trustee of which Wayne B. Warthen is a trustee and as to which he shares voting and dispositive power, and (iii) 162,630 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010.

(11)	Includes 15,000 shares directly owned by Mr. Byrnes and 56,700 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010.

(12)	Consists of 56,700 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010.

(13)	Consists of the 5,208,332 shares beneficially owned by Calera and 8,400 shares issuable on exercise of options that are exercisable within 60 days of March 22, 2010. Mr. Farrell is a Managing Partner at Calera Capital. Pursuant to an agreement between Mr. Farrell and Calera Capital Advisors, L.P., Mr. Farrell has ceded all beneficial ownership over these options to Calera Capital Advisors, L.P. and has disclaimed beneficial ownership over the options beneficially owned by Calera Capital Advisors, L.P. and the shares beneficially owned by Calera except to the extent of his pecuniary interest as a partner in Calera Capital. Mr. Farrell’s business address is c/o Calera Capital, 580 California Street, Suite 2200, San Francisco, CA 94104.

(14)	Includes (i) 34,783 shares directly owned by Mr. Fenton and (ii) 31,500 shares issuable upon exercise of options held in the name of Trinity Ventures that are exercisable within 60 days of March 22, 2010. In addition, entities affiliated with Trinity Ventures of which Mr. Fenton is co-founder and a general partner beneficially own Series A (i) 1,446,577 shares of common stock issuable upon conversion of 9,721 shares of Series A held by Trinity Ventures IX, L.P., (ii) 16,220 shares of common stock issuable upon conversion of 109 shares of Series A held by Trinity IX Side-by-Side Fund, L.P. and (iii) 21,577 shares of common stock issuable upon conversion of 145 shares of Series A held by Trinity IX Entrepreneurs’ Fund). Mr. Fenton disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Fenton’s business address is c/o Trinity Ventures, 3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, CA 94025.

(15)	Includes (i) 3,600 shares owned by the Ingraham Family Trust of which Mr. Ingraham is a trustee and (ii) 56,700 shares that are issuable upon the exercise of options that are exercisable on or within 60 days of March 22, 2010.

(16)	Consists of (i) 31,500 shares issuable upon exercise of options that are exercisable on or within 60 days of March 22, 2010, (ii) 3,602,616 shares beneficially owned by Saints Rustic Canyon, L.P. and Saints Rustic Canyon, LLC (which includes 372,023 shares of common stock issuable upon conversion of Series A) and (iii) 372,023 shares of common stock issuable upon conversion of Series A beneficially owned by Rustic Canyon Ventures III, L.P. and Rustic Canyon III GP LLC. Mr. Unterman is a Managing Member of Saints Rustic Canyon, LLC and Rustic Canyon III GP LLC but disclaims beneficial ownership of the shares beneficially owned by such entities, except to the extent of his pecuniary interest therein. Mr. Unterman’s business address is c/o Saints Rustic Canyon, L.P., 2425 Olympic Blvd., Suite 6050W, Santa Monica, CA 90404.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of LoopNet common stock and other equity securities with the SEC. Directors, executive officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2009 our directors, executive officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR
PRINCIPAL STOCKHOLDERS

Related Party Transaction Policies

Pursuant to our code of business conduct and ethics and its charter, our Audit Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons. There were no such transactions in 2009, other than the Series A preferred stock transaction described below.

Series A Financing

On March 29, 2009, we sold an aggregate of 50,000 shares of Series A for $50.0 million to Calera Capital and entities affiliated with Trinity Ventures and Rustic Canyon. Series A is initially convertible into an aggregate of approximately 7,440,476 shares of Common Stock, at a conversion price of $6.72 per share (as may be adjusted for stock dividends, stock splits or similar events). Entities affiliated with Rustic Canyon and Trinity Ventures were existing stockholders at the time of the transaction and participated on the same terms as the other parties to the transaction. Noel Fenton, one of our directors, is the co-founder and general partner of Trinity Ventures, and Thomas E. Unterman, one of our directors, is the founder and managing partner of Rustic Canyon Partners. James T. Farrell, our Series A director, is a Managing Partner of Calera Capital and joined our Board following the transaction. Calera and affiliated entities purchased 35,000 shares of Series A for $35.0 million, entities affiliated with Trinity Ventures purchased 9,975 shares of Series A for approximately $10.0 million and Rustic Canyon purchased 5,000 shares of Series A for $5.0 million.

We also entered into an Investors’ Rights Agreement with the purchasers, pursuant to which, among other things, we granted them certain registration rights, including the right to require us to file a registration statement to register the common stock issuable upon conversion of the Series A.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives and each compensation component that we provide. It also describes how our Compensation Committee makes its determinations, particularly how it arrived at specific compensation decisions involving the individuals listed in the Summary Compensation Table (the “named executive officers”). This discussion and analysis should be read together with the Summary Compensation Table and the other tables and disclosures that follow it.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from current or planned programs as summarized in this discussion.

Compensation Philosophy and Objectives

Our compensation policy for executive officers is grounded on the belief that our success in promoting our long-term interests and those of our stockholders depends on our ability to attract, motivate and retain talented executives to execute our business strategy. As a result, our executive compensation program seeks to:

•	Provide competitive total compensation opportunities that position us as a desirable choice;

•	Align executive compensation with stockholder interests by using equity compensation as a key component; and

•	Reward achievement of corporate goals and objectives and superior individual performance.

Compensation Components and Overview

The compensation program for our executive officers, including the named executive officers, consists of three primary elements: base salary, an annual cash bonus opportunity and equity compensation. We also provide the named executive officers with post-employment benefits in connection with a change in control, as well as benefits generally available to all employees.

The primary component of our executive compensation program has been equity, originally solely in the form of stock options to purchase shares of our common stock and more recently by a combination of stock options and restricted stock units. We have emphasized the use of equity to incent our executive officers to focus on our long-term growth and, correspondingly, to create sustainable long-term value for our stockholders. We believe that equity compensation offers our executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We offer cash compensation to our executive officers, in the form of base salaries and annual cash incentive opportunities. Generally, we have structured our annual cash incentive plan bonus opportunities to focus on achievement of (or more recently progress toward) specific near-term financial objectives that will further our longer-term growth objectives. As a result of the recent economic downturn, particularly the depressed market conditions in the commercial real estate industry over the past two years, we have restricted, and in the case of our named executive officers eliminated, increases in the fixed component of annual cash compensation — the base salary. At the same time, we have increased the amount of equity awards, both on an absolute and relative basis, to both compensate for lack of growth in cash compensation and to better ensure our named executive officers are retained and their interests are properly aligned with the interests of the stockholders to create long-term stockholder value. We believe we have even further aligned the interests of our named executive officers and our stockholders by tying a significant portion of our most recent equity awards to the named executive officers in 2010 to achievement of a specific long-term performance objective, growth in our Adjusted EBITDA. We believe this performance objective supports the efforts we made in second half of 2009 to review our operations from a strategic viewpoint and develop a long-term strategic plan for growth.

Compensation-Setting Process

The Compensation Committee is responsible for overseeing our executive compensation philosophy and administering our executive compensation program. As part of its compensation review process, the Compensation Committee annually reviews and approves each element of compensation and the mix of compensation that comprises each named executive officer’s total compensation package. The Compensation Committee regularly consults with our full Board of Directors on its deliberations and actions.

In carrying out its responsibilities, the Compensation Committee works with members of management, including our Chief Executive Officer. Management assists the Compensation Committee by providing information on company and individual performance, market data, and management’s perspective. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee for each element of compensation of the named executive officers (except with respect to his own compensation), and attends Committee meetings (except with respect to discussions involving his own compensation). However, the Compensation Committee must approve each element of, and any changes to, the compensation of the named executive officers.

The Compensation Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including its understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities; the performance of the named executive officer during the prior year towards achievement of corporate goals; the roles and responsibilities of the named executive officers; the individual experience and skills of, and expected contributions from, the named executive officers; internal pay equity; and each named executive officer’s historical compensation. Recent Compensation Committee decisions have also reflected the impact of the global financial crisis and resulting economic downturn, and a determination by management and the Board of Directors to contain operating expenses, while motivating the named executive officers in the face of challenging conditions.

The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies.

In 2007, the Committee engaged Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services, to provide an overview of its executive compensation programs, including recommendations with respect to cash compensation and long-term equity incentives. Our peer group for this analysis included:

Audible, Inc.; Bankrate, Inc. Costar Group, Inc. Housevalues, Inc. Imergent, Inc. Ipass Inc. J2 Global Communications, Inc. Keynote Systems, Inc. Liquidity Services, Inc.	Looksmart, Ltd. Miva, Inc. Move, Inc. Opsware Inc. Sonicwall, Inc. The Knot, Inc. Thestreet.com, Inc. Travelzoo Inc.

The companies comprising the peer group were selected on the basis of their similarity to us in size (as determined by revenue and market capitalization) and product or service similarity. In 2007, 2008 and the first half of 2009, we used this data as a guide in setting base salaries (i.e., targeting base salaries for our named executive officers between the 50th and 75th percentile compared to companies in our peer group), establishing target bonus amounts and determining the amount and character of long-term equity awards. In 2009, we moved away from tying our compensation decisions to the peer group as a result of the economic downturn in general and the conditions in our market in particular.

Furthermore, at the end of 2009 and the beginning of 2010, we made revisions to the composition of our peer group, to reflect the fact that some of the original peer companies were now no longer public (i.e., Audible, Inc., Bankrate, Inc. and Opsware Inc.) and the operations of certain others had been significantly reduced (i.e., Housevalues, Inc., Looksmart, Ltd. and Miva, Inc.). Further, some of the companies in the revised peer group were not publicly traded when the original peer group was selected (e.g., Ancestry.com Inc). The companies comprising the revised peer group were included on the basis of their similarity to us in strategy, business model (both marketplace models and the tools/information services aspect of our business) and size (revenues, earnings and market capitalization). This new peer group consists of:

Ancestry.com Inc. Blue Nile, Inc. CoStar Group, Inc. DealerTrack Holdings, Inc. Dice Holdings, Inc. eHealth, Inc. Internet Brands, Inc.	J2 Global Communications, Inc. Liquidity Services, Inc. Move, Inc. OpenTable, Inc. TheKnot, Inc. ZipRealty, Inc.

Data for the 2009 peer group companies was obtained from public filings by utilizing the services of Equilar, Inc., a provider of executive compensation proxy data. We used this data as a general guide for reviewing proposed 2010 executive compensation, particularly when considering and then making performance based-equity awards.

Elements of Executive Compensation

The following describes each component of named executive officer compensation and the rationale for each component and how awards are determined.

Cash Compensation

The cash compensation of our named executive officers consists of base salary and an annual cash bonus opportunity determined by the Compensation Committee after discussion with the full Board of Directors. Cash compensation is paid to reward near term (annual) performance and to encourage executives to optimize current opportunities.

Base Salary

Base salary represents the fixed portion of our named executive officers’ compensation and the source of monthly income. Although base salary represents a modest proportion of the total compensation opportunity for our executive officers, it is still an important element in enabling us to attract and retain highly qualified executive officers and key employees.

In past years, our Compensation Committee has reviewed the base salaries of our executive officers, including the named executive officers at the beginning of the year. Previously, our Compensation Committee generally has looked to set base salaries for our named executive officers between approximately the 50th percentile and the 75th percentile compared to companies in our peer group based on the 2007 Compensia survey, adjusted to reflect each employee’s overall responsibilities, professional qualifications and business experience. In 2009, as a result of the economic downturn in general and the extremely challenging times for the commercial real estate industry, the Compensation Committee determined to freeze the base salaries of the named executive officers at the 2008 level, as set forth in the Summary Compensation Table. This 2009 salary freeze reflected the determination of the Board and management to hold the line on operating expenses and was also intended to communicate to employees and stockholders management’s personal commitment to this effort and management’s desire to focus the Company on longer-term strategic objectives. At the request of management, the Compensation Committee has again determined to leave the base salaries of the named executive officers unchanged for 2010, at their 2008 levels as reflected in the Summary Compensation Table. As in 2009, the freeze was not intended to be reflective of the performance of the named executive officers, but was driven by continued weak real estate market conditions, operating expense containment objectives and the desire of management to signal to employees and stockholders their commitment and longer-term focus.

Annual Incentive Pay

Our compensation components also include the opportunity for an annual cash bonus opportunity based on a targeted percentage of base salary during the fiscal year. All of our named executive officers were participants in our 2009 Cash Bonus Plan, which was adopted by the Compensation Committee in February 2009.

The 2009 Bonus Plan was administered by the Compensation Committee, which had full authority to select participants, set bonus amounts and fix performance targets. For 2009, the Compensation Committee set a range of possible annual cash bonuses for each named executive officer within a specified range of percentages of the named executive officer’s base salary. Our Chief Executive Officer made recommendations to the Compensation Committee as to the range of base salary to be targeted as bonus payments to each named executive officer, other than himself, with the final determination of the bonus ranges made by the Compensation Committee.

In 2009, the named executive officers were eligible for bonuses at the following percentages of their respective base salaries, as set forth below:

	Minimum Bonus	Maximum Bonus
Name	Percentage (%)	Percentage (%)

Richard J. Boyle, Jr.	30	80
Thomas P. Byrne	30	80
Brent Stumme	30	60
Jason Greenman	25	50
Wayne Warthen	25	50

These bonus ranges were in line with our historical practices, as well as with the 2007 Compensia executive compensation study.

The Compensation Committee also selected two financial measures as the primary performance targets under the 2009 Bonus Plan and established goals for each of those measures, so as to provide the named executive officers with appropriate motivation and strategic direction — revenue and adjusted net income before income tax, depreciation, amortization, share-based compensation expense and litigation expenses (“Adjusted EBITDA”). The performance targets and actual amounts realized for these measures are set forth in the table below:

	2009 Performance
(Dollars in Millions)	Target	2009 Actual

Revenue	$78.3	$76.5
Adjusted EBITDA	$31.2	$32.0

Although the bonus target amounts were established with a view to payment on achievement of the target with the opportunity to earn more by exceeding them, our 2009 Bonus Plan was not designed to provide for fixed bonus determinations by weighing the financial measures, measuring actual achievement of the measures against target and then applying the appropriate percentage in a formulaic manner to determine the bonus payout. Rather, the Compensation Committee used these measures only as guides when determining bonuses in general and to each of the named executive officers, in particular.

Thus, in determining in February 2010 whether to award bonuses to the named executive officers for 2009 performance, the Compensation Committee considered revenue and Adjusted EBITDA results against the 2009 targets. In 2009, due primarily to continued deterioration of macro-economic conditions, the Company fell slightly (approximately 2.3%) below the revenue target. However, 2009 Adjusted EBITDA exceeded the 2009 Adjusted EBITDA target by 2.6%, which the Compensation Committee attributed in large part to the named executive officers’ focus on expense management.

Viewing performance as a whole against the challenging economic environment, the Compensation Committee concluded that the Company had performed well in executing on the operating plan in difficult market conditions. Because of this performance and the individual contributions and achievements of the named executive officers, the Compensation Committee approved bonus payouts set forth below under the 2009 Bonus Plan. The amount of cash incentive amounts paid to each named executive officer for 2009 performance and the percentage of base salary that bonus represented are set forth below.

	Cash Incentive	Percentage of
Name	Amount ($)	Base Salary

Richard J. Boyle, Jr.	165,000	47%
Thomas P. Byrne	160,000	58%
Brent Stumme	140,000	54%
Jason Greenman	105,000	44%
Wayne Warthen	105,000	46%

The bonus payments in 2010 for 2009 were largely consistent with cash incentive amounts in the past, with the payments to Mr. Boyle, Mr. Byrne and Mr. Stumme $5,000 greater than the prior year, which slight increase was intended to partially offset, to a very small degree, the effect on real personal income of a two-year base salary freeze. Mr. Boyle’s award reflected his overall direction of the Company against a challenging backdrop and direction of the development of the five-year strategic plan to guide the business. Mr. Byrne’s award reflected his successful expansion of his responsibilities since assuming the role of President. Mr. Stumme’s award reflected his achievements in managing expenses in an environment of reduced revenues. Mr. Greenman’s 2009 award under the 2009 Bonus Plan was equal to the prior year. However, the Compensation Committee also approved a special one-time discretionary non-plan bonus of $25,000 to Mr. Greenman. The amount of 2009 Bonus Plan award and the additional award were intended to recognize his substantial contributions to corporate development matters and other strategic initiatives in 2009, including his oversight of a litigation matter that was settled in December 2009. Mr. Warthen’s award was $15,000 greater than the prior year reflecting his success in integrating recent acquisitions and his new responsibilities in the areas of research and data. The Compensation Committee also reviewed the awards against the mean and the median annual incentive awards in the peer group proxy data compiled by Equilar, but only with a view towards assessing general comparability.

The Compensation Committee also recently approved a cash bonus plan for 2010, which will be administered by the Compensation Committee, that provides opportunities for cash awards for eligible employees, including the named executive officers. Bonuses are targeted as a range of percentage of base salaries, as follows: Mr. Boyle and Mr. Byrne, 30-80%; Mr. Stumme, 30-60%; and Mr. Greenman and Mr. Warthen, 25-50%, which are the same amounts as the ranges targeted in 2009. As a result of the volatile market condition in the commercial real estate industry and in light of our focus on longer-term strategic objectives, the 2010 Bonus Plan reduces the reliance on the achievement of specific performance objectives. The Compensation Committee therefore expects it will determine the actual amounts of bonuses under the 2010 Bonus Plan by considering our progress toward achieving certain corporate and strategic business objectives established for 2010 and the participant’s individual performance and contribution to the Company.

Equity Compensation

We use equity awards to enhance our profitability and stockholder value by closely aligning the financial interests of our named executive officers with those of our stockholders. The Compensation Committee believes that when our named executive officers’ compensation is primarily weighted to equity-based compensation, the named executive officers will have a continuing stake in our long-term success.

Each named executive officer is eligible to receive equity awards under our 2006 Equity Incentive Plan. The Compensation Committee generally awards stock option grants and/or other forms of equity to the named executive officers during February of each year as an intregal part of their annual compensation. Grants or awards may be made at other times during the year based on specific circumstances, such as a new hire or change in position.

Subject to the overall provisions of the 2006 Equity Incentive Plan, the Compensation Committee determines the form, terms and the number of shares subject to an equity award to a named executive officer and bases its determination on the executive officer’s position, past performance, anticipated future contributions and prior equity-based grants. Until 2008, our equity awards consisted solely of stock options. The Compensation Committee’s view is that stock options, when granted with exercise prices equal to the fair market value of our common stock on grant date (as our grants have been) provide an appropriate long-term incentive for our named executive officers since they reward them only if they remain employed by us for a particular time period and only if the price of our common stock increases. In 2008, based in part on Compensia’s 2007 executive compensation study, the Compensation Committee began granting restricted stock units as an additional means of retaining certain employees. The use of restricted stock units in conjunction with stock options gives us the flexibility to manage both medium and long-term retention of employees, while driving increases in the value of the our common stock by aligning employee and stockholder incentives.

In February 2009, the Compensation Committee conducted its annual review of past and anticipated performance of each named executive officer, reviewed prior grants made to each named executive officer and the current vesting of such grants, in determining new grants to be made. The Compensation Committee also considered concerns, in light of difficult market conditions, that the incentive and retention goals of our previous equity awards were not being met since the exercise prices of most outstanding stock options were higher than the market price of the underlying common stock and the named executive officers had a significant number of fully vested awards. As a consequence of these factors, the Compensation Committee granted a stock option to our Chief Executive Officer, and stock options and restricted stock units to the other named executive officers in amounts generally higher than they had been granted in prior years as follows:

		2009 Restricted Stock
	2009 Option Award	Units Awards
	(Number of Shares of	(Number of Shares of
Name	Common Stock)	Common Stock)

Richard J. Boyle, Jr.	375,000	—
Thomas P. Byrne	325,000	50,000
Brent Stumme	225,000	30,000
Jason Greenman	175,000	25,000
Wayne Warthen	175,000	25,000

Additional information regarding these awards is set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table and accompanying narrative below.

In February 2010, the Compensation Committee again considered the equity awards held by our named executive officers and its desire to drive named executive officer performance through appropriate use of properly structured equity awards. Among its considerations was that a significant portion of the prior equity awards were fully vested and, despite the recovery in the price of our common stock, many of the exercise prices of outstanding options were higher than the market price of the underlying common stock. The Compensation Committee also reviewed the equity award data provided by Equilar on peer companies, particularly with respect to the use of performance-based equity awards. After consideration of possible alternatives at successive Compensation Committee meetings, in February 2010, the Compensation Committee approved the following grants of stock option and restricted stock unit awards to our named executive officers.

		2010 Restricted	2010 Performance	2010 Performance
	2010 Stock	Stock Unit	Stock Option	Restricted Stock
Name	Option Grant	Grant	Grant	Unit Grant

Richard J. Boyle, Jr.	95,000	40,000	285,000	120,000
Thomas P. Byrne	85,000	40,000	255,000	120,000
Brent Stumme	50,000	25,000	150,000	75,000
Jason Greenman	50,000	25,000	150,000	75,000
Wayne Warthen	50,000	25,000	150,000	75,000

The 2010 equity awards had two components.  The first component was a grant of options and restricted stock units that vest over time and are substantially similar in aggregate value to awards made in 2007 and 2008. The other component was tied to incenting execution of the long-term strategic plan that came out of the strategic review conducted over the second half of 2009 through the grant of performance stock options and performance restricted stock units. The performance-based options to purchase common stock and the restricted stock units will vest in full upon the achievement of a trailing four (4) quarters of Adjusted EBITDA per share equal to one dollar and twenty-seven cents ($1.27) at the end of any fiscal quarter of the Company that occurs on or prior to the seventh anniversary of the grant date, with Adjusted EBITDA equal to Adjusted EBITDA as reported in our most recent earnings announcement and outstanding shares for purposes of the per share calculation equal to the weighted average fully diluted outstanding shares during the twelve (12) months trailing the end of the applicable quarter, so long as the recipient of such option or restricted stock unit remains our employee. The performance stock awards, absent changes in the market, are generally intended to replace the annual grants that would typically be made in January 2011, 2012 and 2013 to our named executive officers. The variation in the grants among the named executive officers was intended to represent the level of responsibilities of each in the execution of the strategic plan.

Because of the increase in the absolute amount of equity awards and our reliance on equity as the primary compensation vehicle, the Compensation Committee also recommended to the full Board, that the Company implement an annual stock repurchase program to reduce the dilution that results from our use of equity compensation.

Benefits

The named executive officers may participate in the benefit programs which are available to all our employees, including Company-sponsored health and welfare plans. We also offer a voluntary 401(k) plan for all eligible employees, including the named executive officers, under which we match 100% of participants’ contributions up to a maximum of 3% of their compensation and 50% of additional contributions for an additional 2% of the employees’ compensation.

Post-Termination Benefits and Payments

All of our employees, including our named executive officers, are employed at will and do not have employment agreements or other agreements providing severance or other benefits in connection with termination of employment unrelated to a change in control. However, our named executive officers have change in control severance agreements and are participants in equity incentive plans that provide for accelerated vesting of equity awards in certain circumstances in connection with a change in control of the Company. The change in control severance agreements are intended to enable our named executive officers to evaluate potential change-in-control transactions objectively and with stockholder interests, rather than personal interests, in mind. In addition, they provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in decisions regarding and/or successful implementation of a change in control and are personally at risk for job loss in the event of a change in control.

Stock options and other awards granted under our 2006 Equity Incentive Plan, other than the performance-based options and restricted stock units granted in February 2010, will accelerate and become fully vested in connection with a change in control of the Company if the successor corporation does not assume or substitute outstanding awards in connection with the change in control. In addition, even if the successor corporation does assume or substitute such awards, the assumed or substituted awards (other than such performance-based options and restricted stock units) may accelerate and be exercisable for 50% of the otherwise unvested shares held by a participant in certain termination events. One-third of the performance-based options and restricted stock units granted in February 2010 will vest if a change in control (as defined in the change in control severance agreements) occurs before the first anniversary of their grant, two-thirds will vest if a change in control occurs after the first anniversary but before the second anniversary and all will vest if the change in control occurs on or after the second anniversary.

For more information about the change in control severance agreements, as well as a tabular summary of the potential payments that may be made to named executive officers upon a change in control or other termination, please refer to “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

We have not to date implemented a policy regarding minimum stock ownership requirements for our executives, including the named executive officers. However, each of our named executive officers has a significant amount of vested equity today.

Compensation Recovery Policy

We have not to date implemented a policy regarding retroactive adjustments to any cash or equity-based compensation paid to our named executive officers and other employees where the payments were predicated upon achievement of financial results that were subsequently the subject of a financial restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its Chief Executive Officer and each of its three next most highly-compensated executive officers (other than its Chief Financial Officer). Remuneration greater than $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options or vesting of restricted stock or restricted stock units granted under a stockholder-approved stock option plan generally will be deductible so long as the awards are made by a committee whose members are non-employee directors and certain other conditions are satisfied.

Our 2009 Bonus Plan and our 2010 Bonus Plan have not been approved by our stockholders, however, it has been a consideration of the Compensation Committee to keep named executive officer cash compensation deductible under Section 162(m). Because of our reliance on equity compensation, this has not to date constrained our compensation decision-making. The Compensation Committee may, however, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2009 and we have not agreed in our change in control severance agreements described above and are not otherwise obligated to provide any executive officer, including any named executive officer, with such a “gross-up” or other reimbursement.

Section 409A of the Code imposes significant additional taxes in the event that an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although no traditional nonqualified deferred compensation plan was in place for executive officers during 2009, Section 409A applies to certain equity awards and severance arrangements. To assist employees in avoiding additional taxes under Section 409A, we believe that we have structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards 123(R)), for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Report of the Compensation Committee

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for 2009.

THE COMPENSATION COMMITTEE
Thomas E. Unterman (Chairman)
James T. Farrell
Noel J. Fenton

The “Report of the Compensation Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Compensation Tables

Summary Compensation Table

The table below sets the total compensation earned during 2007, 2008 and 2009 by our named executive officers.

						Non-Equity
					Option	Incentive Plan	All Other
Name and		Salary	Bonus	Stock Awards	Awards	Compensation	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)		($)

Richard J. Boyle, Jr.	2009	350,000		—	1,121,100	165,000	9,956	(3)	1,646,056
CEO and Chairman	2008	350,000		—	381,492	160,000	9,428		900,920
of the Board of Directors	2007	325,000		—	610,878	165,000	9,220		1,110,098
Brent Stumme	2009	260,350		217,800	672,660	140,000	11,512	(3)	1,302,322
Chief Financial	2008	260,350		—	275,522	135,000	9,428		680,300
Officer and Senior	2007	240,350		—	323,406	140,000	9,228		712,984
Vice President,
Finance and
Administration
Thomas P. Byrne	2009	275,000		363,000	971,620	160,000	9,956	(3)	1,779,576
President and Chief	2008	273,779		1,023,400	1,717,529	155,000	9,428		3,179,136
Operating Officer	2007	240,350		—	395,274	160,000	9,228		804,852
Wayne Warthen	2009	230,460		181,500	523,180	105,000	11,512	(3)	1,051,652
Chief Technology	2008	230,460		—	254,328	90,000	9,428		584,216
Officer and Senior	2007	215,460			251,538	75,000	9,228		551,226
Vice President,
Information Technology
Jason Greenman	2009	240,720	25,000(4)	181,500	523,180	105,000	9,956	(3)	1,085,356
Chief Strategy	2008	240,720		—	254,328	105,000	9,428		609,476
Officer and Senior	2007	225,720			323,406	110,000	9,228		668,354
Vice President,
Corporate
Development

(1)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock unit or option award computed in accordance with FASB ASC Topic 718. Information regarding the valuation assumptions used in the calculations are included in Note 9 to the Company’s financial statements for the fiscal year ended December 31, 2009 contained in the Company’s 2009 Annual Report on Form 10-K. For additional information on these awards, see the “Grant of Plan-Based Awards Table” and “Compensation Discussion and Analysis.”

(2)	Represents amounts earned under our annual cash bonus plan. For additional information on these awards, see the “Grant of Plan-Based Awards Table” and “Compensation Discussion and Analysis.”

(3)	Includes (i) a match to employee contributions under the Company’s 401(k) Plan, (ii) a life insurance premium in the amount of $156, for each named executive officer and (iii) in the case of Mr. Stumme and Mr. Warthen service awards for employees with 10 years of employment.

(4)	In 2009, Mr. Greenman was awarded a discretionary non-plan bonus. For additional information, see “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards Table

The following table provides information on stock options, restricted stock units and cash-based performance awards granted in fiscal year 2009 to each of our named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amounts set forth under the “Grant Date Fair Value of Stock and Option Awards” column are also reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table. The unexercised portion of the option awards and unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End Table.

						All Other
					All Other	Option
					Stock Awards:	Awards:	Exercise or	Grant Date
					Number of	Number of	Base Price	Fair Value of
		Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Shares of	Securities	of Option	Stock and
		Threshold	Target	Maximum	Stock/Units	Underlying	Awards	Option
Name	Grant Date	($)	($)	($)	(#)(2)	Options (#)(3)	($/Share)	Awards ($)

Richard J. Boyle, Jr.	—	0	105,000	280,000
	2/13/2009					375,000	7.26	1,121,100
Brent Stumme	—	0	78,105	156,210
	2/13/2009					225,000	7.26	672,660
	2/13/2009				30,000		—	217,800
Thomas P. Byrne	—	0	82,500	220,000
	2/13/2009					325,000	7.26	971,620
	2/13/2009				50,000		—	363,000
Wayne Warthen	—	0	57,615	115,230
	2/13/2009					175,000	7.26	523,180
	2/13/2009				25,000		—	181,500
Jason Greenman	—	0	60,180	120,360
	2/13/2009					175,000	7.26	523,180
	2/13/2009				25,000		—	181,500

(1)	These columns show the potential value of the payout for each named executive officer under the 2009 Bonus Plan if the threshold, target or maximum goals were satisfied for both performance measures. The performance goals and target percentages (as a percentage of base salary) for determining the payout under the 2009 Bonus Plan for each named executive officer are described in the Compensation Discussion and Analysis, and the amounts actually paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Consists of a single restricted stock unit award under the 2006 Equity Incentive Plan. The restricted stock unit vests with respect to one quarter of the shares on the first four anniversaries of the award.

(3)	Consists of a single option issued under the 2006 Equity Incentive Plan. Shares vest beginning March 13, 2010 at a rate of 1/48th per month.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2009:

			Option Awards(1)				Stock Awards
			Number of	Number of
			Securities	Securities			Number of	Market Value
			Underlying	Underlying			Shares or	of Shares or
			Unexercised	Unexercised	Option		Units of Stock	Units of Stock
			Options	Options	Exercise	Option	That Have	That Have
			(#)	(#)	Price	Expiration	Not Vested	Not Vested
Name	Grant Date		Exercisable	Unexercisable	($/Share)	Date	(#)(3)	($)(4)

Richard J. Boyle, Jr.							—	—
	1/20/2006	(2)	229,166	20,834	4.075	1/19/2016
	3/21/2007		58,437	26,563	16.07	3/20/2014
	1/9/2008		43,124	46,876	11.06	1/08/2015
	2/13/2009		78,124	296,876	7.26	2/12/2016
Brent Stumme							30,000	297,900
	1/20/2006	(2)	42,063	9,707	4.075	1/19/2016
	3/21/2007		30,937	14,063	16.07	3/20/2014
	1/9/2008		31,145	33,855	11.06	1/08/2015
	2/13/2009		46,874	178,126	7.26	2/12/2016
Thomas P. Byrne							113,750	1,129,538
	1/20/2006	(2)	64,650	12,930	4.075	1/19/2016
	3/21/2007		37,812	17,188	16.07	3/20/2014
	1/9/2008		31,145	33,855	11.06	1/08/2015
	2/6/2008		144,374	170,626	12.04	2/05/2015
	2/13/2009		67,708	257,292	7.26	2/12/2016
Wayne Warthen							25,000	248,250
	1/20/2006	(2)	37,798	6,472	4.075	1/19/2016
	3/21/2007		24,062	10,938	16.07	3/20/2014
	1/9/2008		28,749	31,251	11.06	1/08/2015
	2/13/2009		36,458	138,542	7.26	2/12/2016
Jason Greenman							25,000	248,250
	1/20/2006	(2)	38,626	10,400	4.075	1/19/2016
	3/21/2007		30,937	14,063	16.07	3/20/2014
	1/9/2008		28,749	31,251	11.06	1/08/2015
	2/13/2009		36,458	138,542	7.26	2/12/2016

(1)	Except as noted, all such options vest at the rate of 1/48th of the shares originally subject to the option per month for four years, so long as the named executive officer remains an employee of the Company.

(2)	The vesting of all such options began on the date in 2006 that represented the anniversary of the named executive officer’s hire date and they vest thereafter at the rate of 1/48th of the shares originally subject to the option per month for four years, so long as the named executive officer remains an employee of the Company.

(3)	All restricted stock units vest with respect to one quarter of the original number of shares subject to each award on the first four anniversaries of the award, so long as the named executive officer remains an employee of the Company.

(4)	Based upon the closing sale price for the common stock on the Nasdaq Global Select Market on December 31, 2009 of $9.93 per share.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on exercises of stock options and vesting of restricted stock units by our named executive officers during fiscal 2009 and the value realized:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Richard J. Boyle, Jr.	0	0	5,836	37,453
Brent Stumme	0	0	15,336	114,134
Thomas P. Byrne	0	0	34,185	244,922
Wayne Warthen	0	0	6,474	46,947
Jason Greenman	0	0	10,402	76,202

(1)	The value realized equals the market price of LoopNet common stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change-in Control

Our named executive officers are at-will employees, whose payments on any termination will consist of unpaid salary and accrued vacation, as well as the ability to exercise vested options. The table below shows certain additional payments that would have been made to named executive officers if an involuntary termination following a change in control had occurred on the last business day of fiscal year 2009 (i.e., December 31, 2009). The potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2009, including the change in control severance agreements described below. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment following a change in control can only be determined at the time of an executive’s separation from the Company. As set forth above, the table does not include unpaid salary and accrued vacation or the value of vested options.

			Intrinsic Value of Accelerated
			Equity Awards(3)
				Restricted Stock
				and Restricted
	Cash Severance	Health Benefits	Options	Stock Units	Total
Name	($)(1)	($)(2)	($)	($)	($)

Richard J. Boyle, Jr.	512,500	26,650	914,642	0	1,453,792
Brent Stumme	397,850	26,650	532,431	297,900	1,454,831
Thomas P. Byrne	432,500	26,650	762,675	1,129,538	2,351,363
Wayne Warthen	327,960	26,650	407,801	248,250	1,010,661
Jason Greenman	358,220	26,650	430,799	248,250	1,063,919

(1)	Equal to (x) the named executive officer’s annual base salary in effect as of December 31, 2009 plus (y) the average of the annual bonuses paid to such Executive over the two years ended December 31, 2009.

(2)	Equal to the twelve month continuation of health benefits for the named executive officer and his dependents following December 31, 2009.

(3)	Based on closing sale price for the common stock on the Nasdaq Global Market on December 31, 2009 at $9.93 per share.

In December 2008, the Company entered into change in control severance agreements with our named executive officers, Richard J. Boyle, Jr., Thomas P. Byrne, Brent Stumme, Wayne Warthen and Jason Greenman. The change in control severance agreements are intended to attract and retain high quality executives and to enable our named executive officers to evaluate potential change-in-control transactions objectively and with stockholder interests, rather than personal interests, in mind. Additionally, they provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in decisions regarding and/or successful implementation of a change in control and are personally at risk for job loss in the event of a change in control.

The change in control severance agreements have a three year term and provide that in the event that a named executive officer is terminated without cause or such executive terminates employment for good reason at any time during the period commencing two months prior to a change in control and ending twelve months following a change in control of the Company, as defined in the agreements, the executives are entitled to certain severance benefits. The benefits are conditioned upon the execution of a release, which includes non-disparagement obligations, and the confidentiality and one-year non-solicitation provisions in the Company’s proprietary information and inventions agreement, previously executed by the executive.

The severance benefits include (1) a lump sum amount payable in cash equal to one times the sum of (a) the executive’s annual base salary in effect at the time of the termination and (b) the average of the annual bonuses paid to such executive over the last two years; (2) continuation of health benefits for the executive and the executive’s dependents for twelve months following the date of the executive’s termination; and (3) full acceleration of any unvested equity awards upon termination. If the payments under each change in control severance agreement, including but not limited to accelerated vesting of options, would trigger a federal excise tax based on Internal Revenue Code 280G, then the total payments made to the executive under the agreement would be cut-back to a lesser amount which does not trigger the tax.

As defined in the change in control severance agreements, “Change of Control” means the first to occur of any of the following events:

(i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(ii) (A) any approval by the stockholders of the Company of a plan of complete liquidation of the Company, other than as a result of insolvency or (B) the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into or exchanged for voting securities of the entity to which such sale or disposition was made) more than sixty percent (60%) of the total voting power represented by the voting securities of the entity to which such sale or disposition was made after such sale or disposition; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) during any period of two consecutive years after the Effective Date, Incumbent directors cease for any reason to constitute a majority of the Board.

Compensation Policies and Practices as They Relate to the Company’s Risk Management

The Company believes that its compensation policies and practices for all employees, including its named executives officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists, or in the past fiscal year has existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditor and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the Nasdaq applicable to Audit Committee members.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for the Company’s 2009 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, the Auditor’s Communication with those charged with Governance, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

AUDIT COMMITTEE
William Byrnes (Chairman)
Scott Ingraham
Dennis Chookaszian

The “Report of the Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

ADDITIONAL INFORMATION

Stockholder Proposals for 2011 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given written notice to our Secretary at 185 Berry Street, Suite 4000, San Francisco, CA 94107, not less than 120 or more than 150 days before the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the later of the 90th day before such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include providing all information required to be disclosed in solicitations of proxies for election of such persons as directors under Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected. As to other business, the notice must include, without limitation: (a) a brief description of the business desired to be brought before the meeting, the text of the proposal or business, and the reasons for conducting such business at the meeting, (b) any material interest of such stockholder in such business, (c) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and (d) the number of shares of the Company’s common stock that are beneficially owned by the stockholder and disclosure of any short or derivative positions relating the Company’s shares.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, our stockholders who wish to submit proposals for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be to be included in our proxy materials next year relating to our 2011 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 2, 2010. Such proposals must be delivered to our Secretary, c/o LoopNet, Inc., 185 Berry Street, Suite 4000, San Francisco, CA 94107.

Other Matters

The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the person named as proxies will vote on those matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS.

Brent Stumme
Chief Financial Officer, Senior Vice President,
Finance and Administration and Secretary

San Francisco, California
April 1, 2010

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Daylight Time, on May 11, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/LOOP • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors	For	Withhold		For	Withhold	+

	01 – William Byrnes*	☐	☐	02 – Thomas E. Unterman*	☐	☐
* Each to serve for a three-year term that expires at the 2013 Annual Meeting or until their respective successors have been elected and qualified.

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as LoopNet, Inc.’s independent registered public accounting firm for 2010.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LoopNet, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Richard J. Boyle, Jr., LoopNet’s Chief Executive Officer and Chairman of the Board of Directors, and Brent Stumme, LoopNet’s Chief Financial Officer and Senior Vice President of Finance and Administration, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote all shares of the Common Stock of LoopNet, Inc., a Delaware corporation (the “Company”), held of record by the undersigned on March 22, 2010, at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 185 Berry Street, San Francisco, CA 94107 at 9:00 a.m., Pacific Daylight Time, on Tuesday, May 11, 2010, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 11, 2010: The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report are available at www.envisionreports.com/LOOP.
IF YOU ELECT TO VOTE BY MAIL, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.